Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Media:

Lynne Baker

847/851-7006

www.careered.com

Investors:

Karen King

847/585-3899

www.careered.com

Career Education Corporation Issues Statement as

Signatory to Student Loan Code of Conduct

HOFFMAN ESTATES, IL, April 23, 2007 — Career Education Corporation (NASDAQ: CECO) announced today that it has voluntarily signed an Agreement on Code of Conduct proposed by New York Attorney General Andrew Cuomo. Illinois Attorney General Lisa Madigan is also signatory to the agreement with the company.  The company issued a statement as follows:

“Career Education Corporation has always been committed to lender choice and comprehensive information for students and parents regarding student loans.  We have continually strived to find lenders with the most beneficial terms and lowest rates to best serve the interests and needs of our students and their families.  For these reasons, and because many of the recommendations of the Attorney General of New York are already a part of our policy and practice, we are pleased to join the Attorneys General of New York and Illinois in signing a Code of Conduct that promotes best practices for student lending.

The inquiry initiated by the New York Attorney General into the practices of student loan lenders has garnered a good deal of public and media attention for several weeks. Like many other colleges and universities, we received a series of questions regarding our relationships with student loan lenders.  We fully cooperated with the Attorney General and provided detail on our policies and practices regarding student lenders.

The only concern of the Attorneys General noted in the Agreement with respect to CEC relate to contributions totaling $21,200 to the Career Education Scholarship Fund, a non-profit section 501(c)(3) entity serving students at CEC schools, from two lenders that have made loans to CEC students.  These funds were used in their entirety as scholarship funds for deserving students. The Attorneys General and CEC agree that these contributions to the scholarship fund were not made in consideration of placement of these lending institutions on a preferred lender list, or for reaching agreed loan volumes in any lending program, or in return for any other thing of value.  Nevertheless, in response to the Attorneys General’s concerns that these contributions create a conflict of interest, which we dispute, we have agreed to contribute that amount to a national consumer education program for high school seniors and their parents that the New York Attorney General is creating.

We thank Attorneys General Cuomo and Madigan for their leadership in this area, and we remain committed to providing access to career-focused education to students across the globe.”

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high quality education to approximately 90,000 students across the world in a variety of career-oriented disciplines. The 75-plus campuses that serve these students are located throughout the U.S., and in Canada, France, Italy and the United Kingdom, and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

Career Education is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, the Le Cordon Bleu Schools North America; the Harrington College of Design; the Brooks Institute of Photography; the Katharine Gibbs Schools; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. The mission of CEC, through its schools, its educators, and its employees is education—their primary goal, to enable students to graduate successfully and pursue rewarding careers.

For more information see www.careered.com. The company’s website also has a detailed listing of individual campus locations and web links for its 75-plus colleges, schools and universities.